As filed with the Securities and Exchange Commission on July 30, 2015.
Registration Statement Nos. 333-186750, 333-179742, 333-172470

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (No. 333-186750)
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (No. 333-179742)
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (No. 333-172470)

REGISTRATION STATEMENTS
Under
The Securities Act of 1933

SOLARWINDS, INC.
(Exact name of registrant as specified in its charter)

Delaware	73-1559348
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
7171 Southwest Parkway
Building 400
Austin, Texas 78735
(Address of principal executive offices) (Zip Code)

SOLARWINDS, INC. 2008 EQUITY INCENTIVE PLAN
(Full title of the Plan(s))

Kevin B. Thompson
SolarWinds, Inc.
7171 Southwest Parkway
Building 400
Austin, Texas 78735
(Name and address of agent for service)
(512) 682-9300
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Deregistration of Shares

SolarWinds, Inc., a Delaware corporation (the “Registrant”) has filed multiple Registration Statements on Form S-8 to register shares of the Registrant’s common stock, par value $0.001 (“Common Stock”) issuable under the SolarWinds, Inc. 2008 Equity Incentive Plan (the “2008 Plan”) under the Securities Act of 1933, as amended (the “Securities Act”) including:

•	Registration Statement on Form S-8 (No. 333-186750), filed on February 19, 2013, registering 3,545,087 shares of Common Stock (the “2013 Registration Statement”);

•	Registration Statement on Form S-8 (No. 333-179742), filed on February 27, 2012, registering 1,700,000 shares of Common Stock (the “2012 Registration Statement”); and

•
Registration Statement on Form S-8 (No. 333-172470), filed on February 25, 2011, registering 3,403,793 shares of Common Stock (the “2011 Registration Statement” and, together with the 2012 Registration Statement and the 2013 Registration Statement, the “Registration Statements”).

On May 14, 2015 (the “Effective Date”), the stockholders of the Registrant approved the SolarWinds, Inc. 2015 Performance Incentive Plan (the “2015 Plan”), which replaces the SolarWinds, Inc. 2008 Equity Incentive Plan (the “2008 Plan”). As of the Effective Date, no future awards will be made under the 2008 Plan. This Post-Effective Amendment No. 1 (this “Amendment”) is being filed to deregister an aggregate of 8,271,830 shares of Common Stock (the “Deregistered Shares”), including all of the shares registered under the 2011 Registration Statement and the 2012 Registration Statement and 3,168,037 of the shares registered under the 2013 Registration Statement. The 2013 Registration Statement otherwise continues in effect as to the balance of the shares of Common Stock remaining available for offer and sale thereunder. Concurrently with the filing of this Amendment, the Registrant is filing a separate Registration Statement on Form S-8 (the “New Registration Statement”), which registers the offering and sale of 5,701,475 shares of Common Stock.

The 2015 Plan provides that any shares subject to stock options granted under the 2008 Plan and outstanding on December 31, 2014 that expire or for any reason are cancelled or terminated without being exercised after December 31, 2014, and any shares subject to restricted stock and restricted stock unit awards granted under the 2008 Plan that were outstanding and unvested on December 31, 2014 that are forfeited, terminated, cancelled or otherwise reacquired by the Registrant without having become vested will become available for awards granted under the 2015 Plan. Accordingly, there may be additional shares of Common Stock registered in connection with the 2008 Plan that become available for issuance under the 2015 Plan. The Registrant may periodically file additional post-effective amendments to its Registration Statements filed in connection with the 2008 Plan, and additional Registration Statements on Form S-8 to register the offer and sale of an equivalent number of shares under the 2015 Plan.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on July 30, 2015.

SOLARWINDS, INC.

By:	/s/ Jason Ream
Jason Ream
Executive Vice President, Finance and Chief Financial Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statement has been signed below by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ Kevin B. Thompson	President, Chief Executive Officer and Director	July 30, 2015
Kevin B. Thompson	(Principal Executive Officer)

/s/ Jason Ream	Executive Vice President and Chief Financial Officer	July 30, 2015
Jason Ream	(Principal Financial Officer)

/s/ J. Barton Kalsu	Executive Vice President and Chief Accounting Officer	July 30, 2015
J. Barton Kalsu	(Principal Accounting Officer)

/s/ Steven M. Cakebread	Director	July 30, 2015
Steven M. Cakebread

/s/ Paul Cormier	Director	July 30, 2015
Paul Cormier

/s/ Ellen F. Siminoff	Director	July 30, 2015
Ellen F. Siminoff

/s/ Roger J. Sippl	Director	July 30, 2015
Roger J. Sippl

/s/ Lloyd G. Waterhouse	Director	July 30, 2015
Lloyd G. Waterhouse